August 16, 2018

Energy Fuels Inc.
225 Union Blvd, Suite 600
Lakewood, CO, 80228

Dear Sirs/Mesdames:

Re: Energy Fuels Inc. – Registration Statement on Form S-3

We have acted as Ontario counsel to Energy Fuels Inc. (the “Corporation”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended. The Registration Statement relates to the registration of 1,102,840 common shares of the Corporation (the “Offered Shares”) which may be sold from time to time by Excalibur Industries (the “Selling Shareholder”). The Offered Shares were issued to the Selling Shareholder pursuant to the terms of an asset purchase agreement dated June 22, 2018 between the Corporation and the Selling Shareholder (the “APA”)

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Registration Statement, the APA and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement, entering into and performance by the Corporation of its obligations under the APA and the issuance of the Offered Shares to the Selling Shareholder. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein now in effect.

Based on and subject to the foregoing assumptions and qualifications we are of the opinion that the Offered Shares, when issued to the Selling Shareholder, were validly issued as fully paid and non-assessable shares.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Borden Ladner Gervais LLP
Borden Ladner Gervais LLP